SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[   ]   Preliminary Proxy Statement
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting  Material  Pursuant  to Section  240.14a-11  (c) or Section
        240.14a-12



                      Tanknology - NDE International, Inc.
 -------------------------------------------------------------------------------
                (Name of registrant as specified in its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement; if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[ X ]   No fee required.
[   ]   Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

         1)   Title of each class of securities to which transaction applies:

              ------------------------------------------------------------------
         2)   Aggregate number of securities to which transaction applies:

              ------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

              ------------------------------------------------------------------
         4)   Proposed maximum aggregate value of transaction:

              ------------------------------------------------------------------
         5)   Total fee paid:

              ------------------------------------------------------------------

[   ]   Fee paid previously with preliminary materials.
[   ]   Check box if  any part of the fee  is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:

              ------------------------------------------------------------------
         2)   Form, Schedule or Registration Statement No.:

              ------------------------------------------------------------------
         3)   Filing Party:

              ------------------------------------------------------------------
         4)   Date Filed:

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




                       Tanknology-NDE International, Inc.
                    8900 Shoal Creek Boulevard, Building 200
                               Austin, Texas 78757


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1998




           To the Stockholders of Tanknology-NDE International, Inc.:


     Notice is hereby given that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Tanknology- NDE International, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 19, 1998, in conference room No. 29A on the 29th floor of the offices of Baker & Botts, L.L.P. located at 599 Lexington Avenue, New York, New York at 9:00 a.m. Eastern Time, for the following purposes:

     1. To consider and vote on the nominees for directors of the Company;

     2. To ratify the appointment of independent public accountants for the 1998 fiscal year; and

     3. Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on April 15, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     Stockholders are cordially invited to attend the Annual Meeting in person. Those who do not plan to attend and who wish their shares voted are requested to sign, date and mail promptly the enclosed proxy, for which a return envelope is provided.


                                       FOR THE BOARD OF DIRECTORS


                                        //s// JAY ALLEN CHAFFEE


                                       Jay Allen Chaffee
                                       Chairman of the Board

Austin, Texas
April 27, 1998

                       Tanknology-NDE International, Inc.
                    8900 Shoal Creek Boulevard, Building 200
                               Austin, Texas 78757


                                 PROXY STATEMENT
                                     ------

                                 April 27, 1998

General

     The accompanying proxy is solicited on behalf of the Board of Directors of Tanknology-NDE International, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 9:00 a.m. Eastern time on Tuesday, May 19, 1998, in conference room No. 29A on the 29th floor of the Baker & Botts office located at 599 Lexington Avenue, New York, New York.

     Only holders of record at the close of business on April 15, 1998 (the "Record Date") of shares of common stock of the Company, par value $0.0001 per share (the "Common Stock") and shares of Series A Redeemable Convertible Preferred Stock of the Company, par value $0.0001 per share (the "Preferred Stock"), will be entitled to vote at the Meeting with respect to the election of the five directors as described in Proposal 1 and with respect to the ratification of appointment of independent public accountants as described in Proposal 2. Holders of record on the Record Date of Preferred Stock will be entitled to vote at the Meeting with respect to the election of one additional director as described in Proposal 1. Each share of Preferred Stock is entitled to 20,000 votes and each share of Common Stock is entitled to one vote in matters in which such stock is entitled to vote. At the close of business on the Record Date, 16,154,166 shares of Common Stock were outstanding and entitled to vote and 150 shares of Preferred Stock were outstanding and entitled to vote. A majority of the shares of Common Stock and Preferred Stock outstanding on the Record Date will constitute a quorum.

     This Proxy Statement and accompanying proxy will be mailed to stockholders on or about April 27, 1998.

Vote Required; Abstentions

     Five directors to serve as members of the Board of Directors will be elected by a plurality of the votes cast by the holders of Common Stock and Preferred Stock, voting together as a class. One additional director to serve as a member of the Board of Directors will be elected by a plurality of the votes cast by the holders of Preferred Stock. There will be no cumulative voting for directors. For all matters except the election of directors, the affirmative vote of a majority of the votes entitled to be cast by the holders of Common Stock and Preferred Stock, voting together as a class, present in person or by proxy and entitled to vote on the matter is required.

     Abstentions are treated as present and entitled to vote and, thus, will be counted in determining whether a quorum is present. Abstentions will have the same effect as a vote against a matter, except as to the election of directors, as to which they will have no effect.

Solicitation of Proxies; Expenses

     Solicitation of proxies by mail is expected to commence on or about April 27, 1998, and the cost thereof will be borne by the Company. In addition to such solicitation by mail, certain of the directors, officers and regular employees of the Company may, without extra compensation, solicit proxies by telephone, telecopy or personal interview. Arrangements will be made with certain brokerage houses, custodians, nominees and other fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common and Preferred Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out- of-pocket expenses incurred by them in connection therewith.

Revocability of Proxies

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company, signed by the person who signed the proxy and stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and that is presented at the Meeting or by attending the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.


PROPOSAL NO. 1--    ELECTION OF DIRECTORS

     At the meeting, the holders of the Company's Common Stock and Preferred Stock will elect five directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until such director's earlier resignation or removal.

     Common Stock and Preferred Stock represented by the accompanying proxy will be voted for the election of those five nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority to vote or so as to vote for one or more alternative candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who would be unable or unwilling to serve as a director.

Nominees

     Unless contrary indications are set forth in the proxy, it is intended that the person named in the proxy will vote all shares of Common Stock represented by the proxy for the election of Messrs. Jay Allen Chaffee, Charles C. McGettigan, A. Daniel Sharplin, Michael S. Taylor, and Myron A. Wick, III as directors. Messrs. Chaffee, McGettigan, Sharplin, Taylor and Wick are all presently members of the Board of Directors of the Company. Directors of the Company are elected annually and hold office until their successors have been elected and qualified or their earlier resignation or removal. Management is not aware of any circumstances likely to render any nominee unavailable for election. However, should any nominee become unavailable for election, the Board of Directors of the Company may designate another nominee, in which case the person acting under a duly executed proxy will vote for the election of the replacement nominee. A stockholder may, in the manner set forth in the enclosed proxy card, instruct the proxy holder not to vote that stockholder's shares for one or more of the named nominees.

     The Company's by-laws currently provide for a Board of Directors of seven persons. Six persons currently serve on the Board and are expected to continue to serve until the annual meeting. The proxies solicited hereby cannot be voted for a number of persons greater than the number of nominees named below. The Certificate of Incorporation of the Company, as amended to date, does not permit cumulative voting. A plurality of the votes of the holders of the outstanding shares of Common Stock and Preferred Stock of the Company represented at a meeting at which a quorum is present may elect directors other than the director to be elected by the holders of the Company's Preferred Stock pursuant to the Company's Certificate of Designation for Preferred Stock which director may be elected by a plurality of the votes of the holders of the outstanding shares of the Company's Preferred Stock represented at a meeting at which a quorum is present.

     The following sets forth information concerning the five nominees for election by the holders of Common Stock and Preferred Stock as directors at the meeting, including their position with the Company and their business experience during at least the past five years, and the age of each nominee as of April 15, 1998.

                                                                                   Director
Name                               Age     Principal Occupation                     Since
-----------------------------  ----------- -------------------------------------   --------
Jay Allen Chaffee(1)(2)            46      Chairman of the Board                     1991
A. Daniel Sharplin                 35      President and Chief Executive Officer     1995
Charles C. McGettigan(3)           53      Merchant Banking                          1995



                                       -2-





Michael S. Taylor(3)               56      Investment Banking                        1992
Myron A. Wick, III(1)(2)           54      Merchant Banking                          1991

---------------------------
(1)  Member of Executive Committee
(2)  Member of Compensation Committee
(3)  Member of Audit Committee

     Each of the directors named herein was elected to be a director at the Company's Annual Meeting of Stockholders held on August 14, 1997.

     Jay Allen Chaffee was elected to the Company's Board of Directors in April 1991 and has been the Chairman of the Board since December 1994. He served as the Company's President, Chief Executive Officer and Chief Financial Officer from May 1991 until June 1995. Mr. Chaffee has served as President and a director of Bunker Hill Associates, Inc. ("Bunker Hill") since 1985, and he continues to serve in these capacities. Mr. Chaffee received a Bachelor of Arts from Franklin & Marshall College in 1974 and a Juris Doctor from the University of Tulsa, College of Law in 1978.

     A. Daniel Sharplin has been the Company's President, Director and Chief Executive Officer since June 1995. He became the Company's Vice President, Western Region, in December 1991, was appointed the Company's Chief Operating Officer and Secretary in July 1992 and was appointed President in December 1994. Prior to joining the Company, Mr. Sharplin was an environmental service industry consultant from April 1991 to December 1991. Mr. Sharplin received a Masters of Business Administration from the University of Texas in 1987.

     Charles C. McGettigan has been a director since 1995. Since November 1988, he has been a Managing Director of McGettigan, Wick & Co. Inc., an investment banking firm in San Francisco. Since May 1991, Mr. McGettigan has been a general partner of Proactive Investment Managers, L.P. ("PIM"), which is the general partner of Proactive Partners, L.P. ("Proactive"), a merchant banking fund. Prior to co-founding McGettigan, Wick & Co., Mr. McGettigan was a Principal, Corporate Finance, of Hambrecht & Quist, Incorporated. Prior to that time, Mr. McGettigan was a Senior Vice President of Dillon, Read & Co. Inc. He currently serves on the boards of directors of Cuisine Solutions, Inc. digital dictation, inc., I-FLOW Corporation, Modtech, Inc, Onsite Energy, Inc., PMR Corporation, Phoenix Network, Inc., Sonex Research, Inc., and Wray-Tech Instruments, Inc. Mr. McGettigan is a graduate of Georgetown University, and also received a Masters of Business Administration in Finance from the Wharton School at the University of Pennsylvania.

     Michael S. Taylor has been a director of the Company since July 1992. He has been Senior Vice-President- Corporate Finance of Gilford Securities Incorporated since December 1996. From March 1996 to November 1996, he held a similar position with Laidlaw Equities. From June, 1989 to March 1996 he was an Associate Director of Investment Banking of Josephthal Lyons & Ross, Inc. ("Josephthal") . From early 1980 until joining Josephthal, he was President of Mostel & Taylor Securities, Inc. He has been involved in the securities industry since 1966 when he joined Lehman Brothers Inc. as an analyst. He became a director of New Paradigm Software Corporation in April 1996. He attended Amherst College and Columbia University.

     Myron A. Wick, III has been a director of the Company since November 1991. Since November 1988, he has been Managing Director of McGettigan, Wick & Co., Inc., an investment banking firm in San Francisco. Since May 1991, Mr. Wick has been a general partner of PIM, which is the general partner of Proactive. From September 1985 to May 1988, Mr. Wick was Chief Operating Officer of California Biotechnology, Inc., a publicly traded biotechnology firm. Mr. Wick is a director of Children's Discovery Centers of America, Inc., digital dictation, inc., Modtech, Inc., Sonex Research, Inc., and Wray-Tech Instruments, Inc. Mr. Wick received a Bachelor of Arts from Yale University in 1965 and a Masters of Business Administration from Harvard University in 1968.

     The holders of the Preferred Stock are entitled to elect one director in accordance with the Certificate of Designation for the Preferred Stock. On February 9, 1998, Steven H. Sigmon was elected to the Board of Directors by the Board of Directors and serves as the representative of the holders of the Preferred Stock. Mr. Sigmon has been nominated for election to the Company's Board of Directors at the Meeting. The following sets forth certain information regarding Mr. Sigmon:

                                                                                   Director
Name                               Age     Principal Occupation                     Since
-----------------------------  ----------- -------------------------------------   --------
Steven H.  Sigmon                  42      President, Veeder-Root, North America     1998
                                           (Subsidiary of Danaher Corporation)

     Steven H. Sigmon has been a director since February 1998. Since January 1997, he has been President of Veeder-Root, North America ("Veeder-Root") a subsidiary of Danaher Corporation ("Danaher"). Prior to that time, Mr. Sigmon held positions with Veeder-Root as Vice President of Marketing and Sales from June 1996 to December 1996 and as Vice President of Marketing and International Sales from October 1995 to June 1996. Previously, he held positions with Emerson Electric Company as Vice President, Marketing for the Emerson Power Transmission Bearing Division from January 1992 to June 1995 and as President of the Camco Division from June 1995 to September 1995. Mr. Sigmon received a Bachelor of Science in Engineering Technology from Clemson University in 1977.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
             ELECTION OF EACH OF THE FOREGOING NOMINEES AS DIRECTORS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and beneficial owners of more than 10% of any class of any equity securities of the Company to file with the Securities and Exchange Commission (the "SEC"), initial reports of ownership and reports of changes in ownership of such equity securities of the
Company. Officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that, during the 1997 fiscal year, the filings required of its officers, directors or greater than 10% beneficial owners were timely filed with the exception of Form 5 for each of Mr. Chaffee and Mr. Sharplin which were not timely filed.

Meetings of the Board of Directors and Certain Committees

     During all of 1997, Jay Allen Chaffee, A. Daniel Sharplin, Charles C. McGettigan, Michael S. Taylor and Myron A. Wick, III were members of the Board of Directors. Effective February 3, 1998, Steven H. Sigmon was unanimously elected to the Board by the foregoing directors.

     The Board of Directors met three times in 1997. The standing committees of the Board include an Executive Committee, an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee. The functions of the Nominating Committee are performed by the Board. During 1997, the Executive Committee, the Compensation Committee and the Audit Committee did not meet. All directors attended at least 75% of the meetings of the Board of Directors held in 1997.

     During 1997, the members of the Executive Committee were Jay Allen Chaffee and Myron A. Wick, III. Mark B. Bober resigned from the Board and from the Executive Committee effective December 23, 1997. Messrs. Chaffee and Wick continue to be members of the Executive Committee. The Executive Committee has, in general, the authority to take substantially all actions that can be taken by the Board of Directors as a whole.

     During 1997, the members of the Compensation Committee were Michael S. Taylor and Myron A. Wick, III. Mark B. Bober resigned from the Board and from the Compensation Committee effective December 23, 1997. Messrs. Taylor and Wick continue to be members of the Compensation Committee. The Compensation Committee has the authority to determine the compensation and other benefits received by the Company's Chief Executive Officer and members of the Company's senior management group.

     During 1997, the members of the Audit Committee were Charles C. McGettigan and Michael S. Taylor. Mark B. Bober resigned from the Board and from the Audit Committee effective December 23, 1997. Messrs. McGettigan and Taylor continue to be the members of the Audit Committee. The Audit Committee reviews with the Company's outside auditors the Company's financial reporting systems and controls and meets with the outside auditors concerning the scope and terms of their engagement and the results of their audits.

     Effective December 23, 1997, Mr. Bober resigned from the Board. The resignation was not because of any disagreement with the Company over operations, policies or practices but due to the consummation of the transaction announced on January 6, 1998 pursuant to which the Company entered into a strategic alliance with Veeder-Root and an $8 million investment in the Company by Veeder-Root's parent company, Danaher, which ended the relationship between the Company and Banc One Capital Partners L.P. ("BOCP") for which Mr. Bober was the representative on the Board.

Executive Officers

          Jay Allen Chaffee. See "Proposal No. 1 -- Election of Directors -- Nominees."

          A. Daniel Sharplin. See "Proposal No. 1 -- Election of Directors -- Nominees."

          H. Baxter Nairon, age 38, was named Vice President of Strategy and Business Development of the Company in December 1997. Prior to that time, he was President of Field Services for the Company from April 1996 to December 1997. Before joining the Company, from 1989 to 1996, Mr. Nairon was employed by Booz-Allen & Hamilton, a global management consulting firm, where he achieved the position of Principal, specializing in engagements for large oil companies. He has received a Professional Engineering registration and holds a Bachelor of Science in Mechanical Engineering from the University of Tennessee at Knoxville and a Masters of Business Administration from the University of Texas.

          David G.Osowski, age 45, was named Vice President, Secretary and Chief Financial Officer in December 1996. Prior to joining the Company, from May 1991 until July 1996, Mr. Osowski served as Senior Vice President, Controller and Treasurer for Summagraphics Corporation. Mr. Osowski received a Bachelor of Science from the University of Bridgeport.

Certain Transactions

     During the last fiscal year, the following transactions in excess of $60,000 were entered into with related parties: During 1997, the Company paid $290,000 to Bunker Hill for the services of Jay Allen Chaffee and related expenses as described below. Mr. Chaffee is the Chairman of the Board and President of Bunker Hill.

Employment Agreements

     In 1991, the Company entered into a service contract with Bunker Hill, to retain the services of Mr. Chaffee. Mr. Chaffee is a principal of Bunker Hill, a management consulting firm based in Houston, Texas. Pursuant to the contract, Mr. Chaffee has agreed to serve the Company in various capacities as an officer and director. In July 1997, the Company entered into an Executive Consulting Agreement pursuant to which the Company agreed to pay a base retainer for such services at the rate of $7,500 per month with additional stock and cash bonus consideration. The term of the contract is three and one-half years, it may be extended for one or more additional periods, and it can be terminated by Bunker Hill on thirty days' prior written notice and by the Company at any time. The contract supercedes the 1991 service contract between the Company and Bunker Hill. In 1997, Bunker Hill, on behalf of Mr. Chaffee, received $90,000 in consideration for Mr. Chaffee's management services as an officer of the Company plus a bonus of $200,000 earned but not paid in fiscal year 1997. In addition, $90,788 was remitted to Bunker Hill for secretarial support and reimbursement of travel and out-of-pocket expenses related to Mr. Chaffee's services.

     In July 1997, the Company entered into an employment agreement with A. Daniel Sharplin, its President, Chief Executive Officer and a director, pursuant to which Mr. Sharplin will continue to serve the Company as President, Chief Executive Officer and director (the "Employment Agreement"). The Company paid Mr. Sharplin an annual base salary at the rate of $150,000 per year through June 1997, at which time his salary was increased to $200,000 pursuant to the Employment Agreement. Pursuant to the Employment Agreement, the Company will pay Mr. Sharplin an annual base salary of $225,000 through 1998, and an annual base salary of $250,000 for all periods after December 31, 1998 except that the salary may be increased but not decreased at the discretion of the Board of Directors. Mr. Sharplin will also receive additional stock and cash bonus consideration. The term of the contract is three and one-half years, and it may be extended for one or more additional periods.

     The agreements described above between the Company and Messrs. Chaffee and Sharplin (who for the purposes of this paragraph only will be referred to as the "Employed Person") provide for change of control protection. In case of a change of control, (i) if the Employed Person is terminated, (A) the Employed Person will be entitled to receive his base compensation for a period equal to the remaining portion of the designated term of the relationship, (B) all of the stock appreciation rights or stock options of the Employed Person granted pursuant to the agreement which have accrued but not vested prior to the date on which the change in control has occurred will automatically vest as of such date and (C) all other rights and benefits the Employed Person may have under the employee benefit, bonus and/or stock option plans and programs of the Company will be determined in accordance with the terms and conditions of those plans and programs, and (ii) if the Employed Person is not terminated, (A) the terms and provisions of the agreements will remain in full force and effect, (B) at the election of the Employed Person, the stock appreciation rights and stock options of the Employed Person granted pursuant to the agreements which have accrued but not vested prior to the date of such change in control shall either
(x) vest or (y) remain accrued but not vested and (C) regardless of the election of the Employed Person pursuant to the immediately preceding clause, the stock appreciation rights and stock options granted pursuant to the agreements shall continue to accrue after the date of the change in control. A change in control means a change in control of the Company which shall be deemed to have occurred if (i) there is an event required to be reported with respect to the Company under federal securities laws, (ii) any person shall have become the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding voting securities, (iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.

Strategic Alliance

     In January 1998, the Company entered into a strategic alliance with Veeder-Root, a subsidiary of Danaher, which encompassed both a commercial agreement with Veeder-Root and an $8 million investment by Danaher. Veeder-Root is a manufacturer of environmental monitoring equipment and a provider of supporting services. Under the terms of the commercial agreement, the Company and Veeder-Root will work to integrate their complementary service offerings. Under the terms of the investment agreement, the Company issued (i) a $6.5 million Senior Subordinated Note with a 10% annual interest rate and a 5-year term, (ii) $1.5 million of Preferred Stock which is convertible into 3 million shares of the Company's Common Stock and pays a 10% annual dividend with a 7-year term and (iii) 4.5 million warrants to purchase the Company's Common Stock at $0.375 per share with a 5-year term. If Veeder-Root exercises its warrants and converts the Preferred Stock, its ownership would be approximately 25% of the Company on a fully-diluted basis. With the proceeds of this investment and approximately $750,000 of cash, the Company repaid all of its obligations to BOCP and repurchased all of the Company's 13,022,920 outstanding warrants which were held by BOCP. Mr. Sigmon is President of Veeder-Root and a director of the Company.

Compensation of Directors

     The Company has agreed to pay or reimburse the travel expenses of its directors resulting from their attendance of Board meetings. Except as hereinafter provided, no other cash compensation was paid to, or on behalf of, Board of Director members, in consideration of their services provided as directors in 1997. Certain directors were provided compensation for other services provided to the Company as described above, and beginning in 1997, the Board of Directors agreed to pay Mr. Taylor a per meeting fee of $2,250. Mr. Taylor was paid a total of $6,750 for 1997 meeting fees.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information as to the beneficial ownership of the Company's capital stock as of April 15, 1998 by: (a) each stockholder known by the Company to be the beneficial owner of more than 5% of a class of voting stock, (b) each director, (c) each of the executive officers of the Company and (d) all executive officers and directors as a group.

                     Beneficial Ownership of Common Stock(1)


Beneficial Owner                     Number of Shares          Percentage
Proactive Partners, L.P.(2)              14,375,901               61.83%
50 Osgood Place, Penthouse
San Francisco, CA  94153

Lagunitas Partners, L.P.(3)              14,319,558               61.58%
50 Osgood Place, Penthouse
San Francisco, CA  94153

Danaher Corporation(4)                    4,500,000               19.35%
1250 24th Street, N.W.
Washington, DC 20037

Myron A. Wick, III(5)                    10,627,930               45.71%
c/o Proactive Partners
50 Osgood Place, Penthouse
San Francisco, CA  94133

Charles C. McGettigan(6)                 10,627,930               45.71%
c/o Proactive Partners
50 Osgood Place, Penthouse
San Francisco, CA  94133

A. Daniel Sharplin(7)                     1,359,823                5.85%

Jay Allen Chaffee(8)                        639,059                2.75%

H. Baxter Nairon(9)                         256,000                1.1%

Steven H. Sigmon                                --                  --

Michael S. Taylor(10)                        30,667                 *

David G. Osowski(11)                         83,333                 *

All executive officers and directors     16,811,783               72.3%
---------------------------

*        Less than 1% of the outstanding Common Stock

(1) For the purposes of the above table and the following notes, the shares of Common Stock shown as "beneficially owned" include all shares of Common Stock that the "beneficial owner" has the right to acquire within 60 days upon the conversion of other securities, upon the exercise of warrants or otherwise. In calculating the total number of shares of Common Stock deemed to be outstanding for the purpose of reflecting the beneficial owner's percentage of the class, the shares that other owners did not then own but had the right to acquire within 60 days or more are not included.

(2) Includes 10,267,379 outstanding shares of Common Stock. Also includes (i) 175,000, 105,874 and 50,000 shares reserved for issuance upon the exercise of warrants at prices of $0.375, $0.15, and $0.125, respectively; (ii) 3,721,305 shares beneficially owned by Lagunitas Partners, L.P. and referenced to in note
(3) below; (iii) 29,677 shares beneficially owned by Mr. McGettigan and referenced to in note (5) below; and (iv) 3,010 shares issuable upon the exercise of warrants at a price of $0.15 per share issued to McGettigan, Wick & Co., Inc. and to Proactive Partners, L.P.'s general partner, PIM See also note
(7) below.

(3) Includes 3,694,391 outstanding shares of Common Stock. Also includes (i) 26,914 shares of Common Stock issuable upon the exercise of warrants at a price of $0.15 per share and (ii) 10,598,253 shares beneficially owned by Proactive and referenced to in note (2) above.

(4) Consists of currently exercisable warrants to purchase 4,500,000 shares of Common Stock at $.375 per share.

(5) Includes (i) 26,667 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Wick under the Company's 1989Long-Term Incentive Plan (the "Incentive Plan") and (ii) the shares beneficially owned by Proactive and referenced to in note (2) above (10,598,253). Mr. Wick is a general partner of PIM. Also includes 3,010 shares beneficially owned by McGettigan, Wick & Co. (Mr. Wick is a general partner of McGettigan, Wick & Co.) but does not include an additional 13,333 shares subject to options that are not yet exercisable. Also does not include 184,410 shares owned by the Company's 401(K) plan of which Mr. Wick is a trustee.

(6) Includes (i) 26,667 shares of Common Stock issuable upon the exercise of stock options granted to Mr. McGettigan under the Incentive Plan and (ii) the shares beneficially owned by Proactive and referenced to in note (2) above (10,598,253). Mr. McGettigan is a general partner of PIM., which is the general partner of Proactive. Also includes 3,010 shares beneficially owned by McGettigan, Wick & Co. (Mr. McGettigan is a general partner of McGettigan, Wick & Co.) but does not include an additional 13,333 shares subject to options that are not yet exercisable.

(7) Includes 513,932 outstanding shares of Common Stock. Also includes 26,360 shares reserved for issuance upon the exercise of warrants at prices of $7.50. Also includes 819,531 shares reserved for issuance to Mr. Sharplin under the Company's 1989 Long-Term Incentive Plan but does not include an additional 1,070,493 shares subject to options that are not yet exercisable. Also does not include 184,410 shares owned by the Company's 401(K) plan of which Mr. Sharplin is a trustee.

(8) Includes 67,150 outstanding shares of Common Stock. These shares are held in the name of Bunker Hill, which is an affiliate of Mr. Chaffee. Also includes 571,909 shares subject to exercisable options granted to Bunker Hill under the Company's 1989 Long-Term Incentive Plan but does not include 718,107 shares subject to options that are not yet exercisable. Also does not include 184,410 shares owned by the Company's 401(K) plan of which Mr. Chaffee is a trustee.

(9) Consists of 256,000 shares issuable upon the exercise of options granted to Mr. Nairon under the Company's 1989 Long-Term Incentive Plan but does not include 128,000 shares subject to options that are not yet exercisable.

(10) Includes 26,667 shares issuable upon the exercise of options granted to Mr. Taylor under the Company's 1989 Long-Term Incentive Plan but does not include 13,333 shares subject to options that are not yet exercisable. Also includes 4,000 shares outstanding held by Mr. Taylor's wife. Mr. Taylor disclaims beneficial ownership of his wife's shares.

(11) Consists of 83,333 shares issuable upon the exercise of options granted to Mr. Osowski under the Company's 1989 Long-Term Incentive Plan but does not include 166,667 shares subject to options that are not yet exercisable.

                     Beneficial Ownership of Preferred Stock


Beneficial Owner                     Number of Shares          Percentage
Danaher Corporation(1)                          150              100.00%
1250 24th Street, N.W.
Washington, DC 20037
---------------------------

(1) Consists of 150 shares of Preferred Stock which is convertible into 3,000,000 shares of Common Stock.


                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to the most highly compensated executive officers of the Company (the "Named Executive Officers") for all services rendered in all capacities to the Company and its subsidiaries during 1995, 1996 and 1997. No other person who was an executive officer of the Company at the end of 1997 was awarded, earned or received an annual salary and bonus in excess of $100,000.


                             Executive Compensation

                           Summary Compensation Table

                                                                       Long-term
                                                                     Compensation
                                                                    --------------
                                    Annual Compensation                 Awards
                           --------------------------------------   --------------
    Name And                                                          Underlying       All Other
 Principal Position          Year      Salary           Bonus           Options      Compensation
-----------------------    --------  ------------   -------------    -------------   ------------
Jay Allen Chaffee            1997    $ 90,000 (1)   $200,000 (1)       800,016 (4)        --
Chairman of the Board        1996    $ 90,000 (1)   $150,000 (1)           --             --
of Directors                 1995    $113,671       $ 19,969 (1)       440,000 (4)        --

A. Daniel Sharplin           1997    $150,000 (2)   $100,000 (2)     1,200,024 (5)        --
President and Chief          1996    $154,526 (2)   $ 75,000 (2)           --        $  4,526 (7)
Executive Officer            1995    $136,779       $ 39,969 (2)       640,000 (5)        --

H. Baxter Nairon             1997    $138,000       $ 58,000 (3)           --             --
Vice President of            1996    $ 95,537       $ 45,000 (3)       384,000 (6)        --
Strategy and Business        1995       N/A            N/A              N/A               --
Development

David G. Osowski             1997    $135,000       $ 47,625 (8)           --             --
Vice President,              1996       N/A            N/A             250,000 (9)        --
Secretary and Chief          1995       N/A            N/A              N/A               --
Financial Officer

---------------------------

(1) In July 1997, the Company entered into an Executive Consulting Agreement with Mr. Chaffee. See "Certain Transactions." In 1993, the Company awarded a bonus of $19,969 to Mr. Chaffee; which was paid in installments in 1995 and 1996. In 1996, the Compensation Committee awarded Mr. Chaffee a bonus for 1996 of $150,000 which was paid in 1997. In 1997, the Compensation Committee awarded Mr. Chaffee a bonus for 1997 of $200,000, which will be paid in 1998.

(2) In July 1997, the Company entered into an Employment Agreement with Mr. Sharplin. See "Certain Transactions." Mr. Sharplin was paid his 1993 bonus of $19,969 in 1995. In 1995, the Compensation Committee awarded Mr. Sharplin a $20,000 bonus which was paid in 1997. Mr. Sharplin's 1996 bonus award of $75,000 was paid in 1997. Mr. Sharplin's 1997 bonus award of $100,000 was paid in 1998.

(3) In 1996, the Compensation Committee awarded Mr. Nairon a 1996 bonus of $35,000 which was paid in 1997. Mr. Nairon was also paid a $10,000 bonus as an inducement to join the Company in 1996. In 1997, the Compensation Committee awarded Mr. Nairon a 1997 bonus of $58,000, of which $16,000 was paid in 1997 and $42,000 was paid in 1998.

(4) On June 22, 1995, Mr. Chaffee was awarded an option to purchase 440,000 shares of Common Stock at $0.125 per share which expires in June 2005. The option vests one-third each year from the date of grant commencing on June 22, 1995. In 1996, certain previously granted options were repriced. See "Fiscal Year End Options Values." On July 1, 1997, pursuant to the Executive Consulting Agreement, Mr. Chaffee was awarded cash stock appreciation rights (the "SARs") for an aggregate of 800,016 shares of Common Stock at $0.2813 per share. On July 2, 1997, the Company converted the SARs into a stock option for 800,016 shares of Common Stock at $0.2813 per share which will expire on December 31, 2005.

(5) On June 22, 1995 Mr. Sharplin was awarded an option to purchase 640,000 shares of Common Stock at $0.125 per share which expires in June 2005. The option vests one-third each year from the date of grant commencing on June 22, 1995. In 1996, certain previously granted options were repriced. See "Fiscal Year End Options Values." On July 1, 1997, pursuant to the Employment Agreement, Mr. Sharplin was awarded cash stock appreciation rights (the "SARs") for an aggregate of 1,200,024 shares of Common Stock at $0.2813 per share. On July 2, 1997, the Company converted the SARs into a stock option for 1,200,024 shares of Common Stock at $0.2813 per share which will expire on December 31, 2005.



                                       -9-




(6) In March 1996, Mr. Nairon was granted an option to purchase 384,000 shares of Common Stock of the Company at $0.1875, the market price of the Company's Common Stock on Mr. Nairon's hire date. The option vests ratably one-third each year starting on April 15, 1996.

(7) Consists of matching funds for the Company 401(k) Plan relating to Company contributions for 1992, 1993 and 1994 which were made in 1996.

(8) In 1997, the Compensation Committee awarded Mr. Osowski a 1997 bonus of $47,625, of which $28,125 was paid in 1997 and $19,500 was paid in 1998.

(9) On December 19, 1996, Mr. Osowski was granted an option to purchase 250,000 shares of Common Stock of the Company at $0.4463, the market price of the Company's Common Stock on Mr. Osowski's hire date. The option vests ratably one-third each year starting on December 19, 1996.


Option Grants in Last Fiscal Year

     The following table sets forth options granted to the named executive officers during the year ending December 31, 1997.



                     Number of        Percent of
                      Shares         Total-Options
                    Underlying        Granted to      Exercise
                      Options        Employees in    Price Per
         Name         Granted         Fiscal Year      Share     Expiration Date
------------------- -------------- ---------------  -----------  ---------------

Jay Allen Chaffee      800,016(1)        32%        $    0.2814   December 2005
A. Daniel Sharplin   1,200,024(2)        48%        $    0.2814   December 2005
H. Baxter Nairon        --               --               --            --
David G. Osowski        --               --               --            --
---------------------------

(1)  Issued  pursuant  to  an  Executive  Consulting  Agreement.   See  "Certain
Transactions"  above.

(2) Issued pursuant to an Employment Agreement. See 'Certain Transactions' above.


Fiscal Year End Options Values

     The following table sets forth the option holdings and the value of unexercised options held by each Named Executive Officer as of December 31, 1997. None of the Named Executive Officers exercised any options during 1997.


                    Numbers of Shares Underlying      Value of Unexercised
                       Unexercised-Options            in-the-Money-Options
                       at December 31, 1996           at December 31, 1996
                    ---------------------------    --------------------------
Name                 Exercisable  Unexercisable    Exercisable  Unexercisable
------------------   -----------  -------------    -----------  -------------

Jay Allen Chaffee        114,288        685,728    $     3,572  $    21,429  (1)
                         293,333        146,667    $    55,000  $    27,500  (2)
                          50,000              0    $     9,375  $         0  (2)

A. Daniel Sharplin       171,432      1,028,592    $     5,357  $    32,144  (1)
                         426,667        213,333    $    80,000  $    40,000  (2)
                          50,000           --      $     9,375  $         0  (2)

H. Baxter Nairon         128,000        256,000    $    16,000  $    32,000  (3)

David G. Osowski          83,333        166,667    $         0  $         0
---------------------------

(1) Represents (i) the difference ($0.03125) between the exercise price of the options ($0.28125) and the per share fair market value of the Company's Common Stock on December 31, 1997 ($0.3125) times (ii) the number of shares subject to the options.

(2) Represents (i) the difference ($.1875) between the exercise price of the options ($0.125) and the per share fair market value of the Company's Common Stock on December 31, 1997 ($0.3125) times (ii) the number of shares subject to the options.

(3) Represents (i) the difference ($0.125) between the exercise price of the options ($0.1875) and the per share fair market value of the Company's Common Stock on December 31, 1997 ($0.3125) times (ii) the number of shares subject to the options.

     In 1996, the Compensation Committee determined that in connection with the granting of executive options in 1995, it would be in the best interests of the shareholders and the Company to reprice certain management options that had been granted in 1993 to a current market price rather than issue additional new options. The Committee believed that at the existing exercise prices, the options were not providing the proper performance incentive to management. Accordingly, the Committee repriced 50,000 options that had been previously granted to each of Messrs. Chaffee and Sharplin as well as 20,000 options that had been previously granted to Eric Hopkins, the former Vice President and Chief Financial Officer of the Company, to the market price of the Common Stock which was $.125. All of the aforementioned options had previous exercise prices of $3.75. All of these options remain fully vested following the repricing.


 STOCK OPTIONS

     The Company's Incentive Plan is intended to retain key executives and other selected employees, reward them for making major contributions to the success of the Company and provide them with a proprietary interest in the growth and performance of the Company and its subsidiaries. In general, the Incentive Plan permits the award of stock-based compensation in addition to options.


PROPOSAL NO. 2 --   RATIFICATION   OF   APPOINTMENT   OF   INDEPENDENT    PUBLIC
                    ACCOUNTANTS

     At the Meeting, the stockholders will be asked to ratify the appointment by the Board of Ernst & Young L.L.P. as the Company's independent public accountants to perform the audit of the Company's financial statements for the fiscal year ending December 31, 1998. Ernst & Young L.L.P. has been the Company's auditors since the resignation of Touche Ross, L.L.P. in November 1989. The Board of Directors currently does not expect the representatives of Ernst & Young L.L.P. to be present at the Meeting and, accordingly, no representatives are expected to be available to respond to questions. However representatives of Ernst & Young L.L.P. are invited to attend the Meeting and, should they attend, they will be given an opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of a majority of the votes entitled to be cast by the holders of Common Stock and Preferred Stock present in person or by proxy is required for approval of this proposal.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG L.L.P. AS THE COMPANY'S AUDITORS

STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

     The Company intends to hold its 1999 Annual Meeting of Stockholders in May 1999. Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy for the 1999 Annual Meeting of Stockholders must be received by the Company no later than December 28, 1998.

OTHER BUSINESS

     The Board of Directors does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                      PROXY

Tanknology-NDE THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS International, Inc. The undersigned hereby appoints Jay Allen Chaffee, 8900 SHOAL CREEK David G. Osowski, and each of them, attorneys and agents
  BOULEVARD         with full  power of  substitution,  to vote as proxy all the
BUILDING  200       shares of Common Stock of Tanknology-NDE International, Inc.
AUSTIN, TX 78757    held of record by  the undersigned  on April 15,1998 at  the
                    Annual   Meeting   of   Stockholders    of    Tanknology-NDE
                    International, Inc. to be held on May 19, 1998 and at any adjournment or postponement thereof, in the manner indicated on the reverse hereof and in their discretion on such other matters as may properly come before said meeting or any adjournments thereof.

     If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date below and mail in the postage paid envelope provided. Specific choices may be made on the reverse side.

                                  Dated  ______________________________, 1998


                                  ___________________________________________
                                  Signature

                                  ___________________________________________
                                  Signature if held jointly

                                  When  signing  as   Executor,   Administrator,
                                  Trustee or the like, please give full title.


                                PROXY (CONTINUED)

     This Proxy will be voted as directed, or if no direction is indicated, will be voted FOR all nominees listed below for election as directors, and FOR Proposal 2. The Board of Directors recommends a vote FOR Proposals 1 and 2.


(1)  Election of Directors   FOR  ALL  [  ]             WITHHOLD AUTHORITY  [  ]
                           (except as specified below)  TO VOTE FOR:

               Jay Allen Chaffee
               Charles C. McGettigan
               A. Daniel Sharplin            ___________________________________
               Michael S. Taylor             Instructions:  To withhold vote for
               Myron A. Wick                 individual(s), write name(s) above.



(2)  Ratification of the appointment of       FOR [ ]   AGAINST [ ]  ABSTAIN [ ]
     Ernst & Young L.L.P. as Independent
     Public Accountants


                                                (Sign and date on reverse side)